UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 21, 2010
CALGON CARBON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 717, Pittsburgh, PA 15230-0717	15230-0717

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (412) 787-6700

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
Indemnification Agreement. On December 21, 2010, Calgon Carbon Corporation (the “Company”) entered into an indemnification agreement (the “Agreement”) with Stevan R. Schott, Vice President and Chief Financial Officer of the Company (the “Executive”). The Agreement is based upon the same form of agreement that the Company entered into with each of its directors and other executive officers as reported on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 3, 2010.
Indemnification. Pursuant to the terms of the Agreement, the Company shall indemnify the Executive (an “Indemnitee”) as follows:
1.	Indemnity in Third-Party Proceedings. If an Indemnitee is, or is threatened to be made, a party to or a participant in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature (each, a “Proceeding,” as such term is further defined in the Agreement), other than a Proceeding by or in the right of the Company to procure a judgment in its favor, then such Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses (as defined below), judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, under certain circumstances.
2.	Indemnity in Proceedings by or in the Right of the Company. If an Indemnitee is, or is threatened to be made, a party to or participate in any Proceeding by or in the right of the Company to procure a judgment in its favor, then such Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding (the “Expenses,” as such term is further defined in the Agreement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, under certain circumstances.
3.	Indemnification for Expenses of a Party Who is Wholly or Partly Successful. If an Indemnitee is a party to or a participant in and is successful (on the merits or otherwise) in defense of any Proceeding or any claim, issue or matter therein, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. To the extent permitted by applicable law, if an Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, in defense of one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter.

4.	Indemnification for Expenses of a Witness. If an Indemnitee, by reason of his or her status as a current or former director, trustee, general partner, managing member, joint venturer, officer, employee, agent or fiduciary of the Company, is to be a witness or to be interviewed in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.
5.	Additional Indemnification. In the event that applicable law permits indemnification in addition to the indemnification provided in the Agreement, the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the Proceeding or any claim, issue or matter therein. To the extent that a change in Delaware law permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s certificate of incorporation and By-laws and the Agreement then the Indemnitee will receive the greater benefits so afforded by such change, subject to certain restrictions. If the Indemnitee is entitled under any provision of the Agreement to indemnification by the Company for some or a portion of Expenses, but not for the total amount, the Company shall nevertheless indemnify the Indemnitee for the portion of such Expenses to which the Indemnitee is entitled.
The summary of the Agreement in this Current Report on Form 8-K is qualified in its entirety to the full text of the Agreement, the form of which was filed as Exhibit 10.1 to Form 8-K on March 3, 2010 and incorporated herein by reference.

Item 8.01.	Other Events.
On December 21, 2010, the Company announced that it has reached a settlement agreement with ADA-ES, Inc. (ADA-ES) pursuant to which Calgon Carbon will pay ADA-ES $7.2 million in return for the satisfaction of the $12.0 million adverse judgment against Calgon Carbon on July 29, 2010 in the United States District Court for the Western District of Pennsylvania in Calgon Carbon Corp. v. ADA-ES, Inc.
The Company’s press release with respect to this announcement is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is being filed pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description
99.1	Press Release dated December 21, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALGON CARBON CORPORATION (Registrant)
Date: December 22, 2010	/s/ Richard D. Rose
(Signature)
Richard D. Rose Vice President, General Counsel and Secretary